Exhibit 99.1
Spatializer Audio Laboratories Announces Second Quarter Financial Results
     LOS ANGELES, Aug. 10 /PRNewswire-FirstCall/ — Spatializer Audio Laboratories, Inc. (OTC Bulletin Board: SPAZ) (the “Company”) announced its financial results for the second quarter ended June 30, 2007.
     Revenues increased to $361,000 for the quarter ended June 30, 2007 compared to $93,000 for the quarter ended June 30, 2006, an increase of 288%. Revenues in the six months ended June 30, 2007 were $721,000, compared to revenues of $193,000 in the comparable period last year, an increase of 274%. Revenues in the three and six months ended June 30, 2007 increased due to revenue from a licensing extension and related royalty payment received in the first quarter of 2007 which was spread over the estimated remaining ownership of the Company’s audio assets before they were sold on July 2, 2007. There was no such revenue in the comparable prior periods, nor are such revenues to be expected in the future.
     Net income in the three months ended June 30, 2007 was $150,000 ($0.00 basic and diluted per share), compared with net loss of ($63,000), ($0.00 basic per share) in the comparable period last year. Net income in the six months ended June 30, 2007 was $383,000, $0.01 basic and diluted per share, compared with net loss of ($236,000), ($0.00) basic per share in the comparable period last year. Net Income resulted from increased revenues. No additional revenues are anticipated from audio licensing since these assets were sold on July 2, 2007.
     At June 30, 2007, the Company had $813,000 in cash and cash equivalents as compared to $229,000 at December 31, 2006. The increase in cash and cash equivalents results primarily from the net income and stock sale proceeds. The Company had working capital of $746,000 at June 30, 2007 as compared with working capital of $242,000 at December 31, 2006. Working capital increased due to net income and proceeds and subscription in escrow from the stock sale.
     There is no current source of future cash flow for the Company as it sold substantially all of its audio assets and those of our wholly owned subsidiary, Desper Products, Inc., on July 2, 2007, after the end of the second quarter, which netted the Company approximately $600,000 after selling and legal expenses. Based on current and projected operating levels, the Company does not believe that it can maintain its liquidity position at a consistent level, on a short-term or long-term basis, without a new business model and outside funding. As such, management intends to marshal its assets and after a contractual nine month indemnification period relating to the sale of assets, the Company plans to distribute its remaining cash assets, after satisfying liabilities and leaving a $100,000 cash residual. Upon distribution of the cash assets, anticipated in the first half of 2008, it is anticipated that each of Messrs. Mandell and Civelli will resign from the Board of Directors and the new investor group involved in the April 25, 2007 stock offering will take management control of the Company. Although there is no assurance thereof, the new investors in the Company may bring forth their own plan in the future regarding the direction of the Company, including new, revenue generating businesses.
About Spatializer
     Spatializer Audio Laboratories Inc. was a developer, licensor and marketer of next-generation audio technologies for the consumer electronics, computing and mobile communication markets. The company’s advanced audio technology has been incorporated into consumer electronics audio and video products, PC and mobile phone handsets from several global brand leaders. The Company has ceased operations and is awaiting the distribution of its cash assets. Spatializer stock is traded on the OTC Bulletin Board under the symbol: SPAZ. The company is headquartered in Thousand Oaks, CA. Further information may be obtained from Spatializer’s SEC filings, and by contacting the company’s Investor Relations Department atinvestor@spatializer.com.

     Safe Harbor Act Statement Under the Private Securities Litigation Reform Act of 1995: Certain information in this press release are forward looking statements that are based on management’s belief, as well as assumptions made by, and information currently available to management. While the company believes that its expectations are based upon reasonable assumptions, there can be no assurances that the company’s financial goals will be realized. Numerous uncertainties and risk factors may affect the company’s actual results and may cause results to differ materially from those expressed in forward-looking statements made by or on behalf of the company. These uncertainties and risk factors include, but are not limited to the lack of future revenue and cash generating assets, the indeterminate amount of any future cash distribution, if any, unasserted claims against the remaining assets, and other risks detailed from time to time in the company’s periodic reports filed with the Securities and Exchange Commission.
     NOTE: Desper Products Inc. is a wholly owned subsidiary of Spatializer Audio Laboratories Inc. Spatializer(R) is a registered trademark of Desper Products Inc. as of June 30, 2007. All other trademarks are the property of their respective owners.

PART I. FINANCIAL INFORMATION
ITEM I. FINANCIAL STATEMENTS
SPATIALIZER AUDIO LABORATORIES, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
ASSETS

	June 30,	December 31,
	2007	2006
	(unaudited)
Current Assets:
Cash and Cash Equivalents	$812,685	$228,940
Accounts Receivable, net	35,137	74,828
Prepaid Expenses and Deposits	55,235	25,073
Deferred Transaction Expense	72,196	—
Total Current Assets	975,253	328,841

Property and Equipment, net	2,949	3,477
Intangible Assets, net	124,356	131,258
Total Assets	$1,102,558	$463,576

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Note Payable	33,881	9,670
Accounts Payable	44,892	32,136
Accrued Wages and Benefits	1,242	3,169
Accrued Professional Fees	148,974	41,900
Accrued Commissions	100	200
Total Current Liabilities	229,089	87,075

Commitments and Contingencies

Shareholders’ Equity:
Common shares, $.01 par value, 65,000,000 shares authorized, 65,000,000 and 48,763,383 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively.	650,000	487,634
Additional Paid-In Capital	46,375,070	46,423,893
Accumulated Deficit	(46,151,601)	(46,535,026)
Total Shareholders’ Equity	873,469	376,501
	$1,102,558	$463,576
See notes to consolidated financial statements

SPATIALIZER AUDIO LABORATORIES, INC. Period:
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three		For the Six
	Month Period Ended		Month Period Ended
	June 30,	June 30,	June 30,	June 30,
	2007	2006	2007	2006
Revenues:
Royalty Revenues	$360,914	$92,868	$720,599	$193,356
Cost of Revenues	31,312	9,288	62,805	19,477
Gross Profit	329,602	83,580	657,794	173,879

Operating Expenses:
General and Administrative	182,735	130,766	280,310	249,133
Research and Development	—	12,839	—	157,740
Sales and Marketing	—	—	—	1,241
	182,735	143,605	280,310	408,114

Operating Income (Loss)	146,867	(60,025)	377,484	(234,235)
Interest and Other Income	5,212	1,702	8,253	4,921
Interest and Other Expense	(2,311)	(2,266)	(2,311)	(2,266)
	2,901	(564)	5,942	2,655

Income (Loss) Before Income Taxes	149,768	(60,589)	383,426	(231,580)
Income Taxes	—	(2,400)	—	(4,800)
Net Income (Loss)	$149,768	$(62,989)	$383,426	$(236,380)

Basic and Diluted Earnings Per Share	$0.00	$(0.00)	$0.01	$(0.00)
Weighted Average Shares Outstanding	61,253,088	48,763,383	55,008,236	48,763,383
See notes to consolidated financial statements